Execution Version

AMENDMENT NO. 2 TO CREDIT AGREEMENT AND GUARANTY

This AMENDMENT NO. 2 TO CREDIT AGREEMENT AND GUARANTY, dated as of December 8, 2020 (this “Amendment”), is among ADMA Biologics, Inc., a Delaware corporation (the “Borrower”), the Lenders party hereto (the “Lenders”), Perceptive Credit Holdings II, LP, a Delaware limited partnership, as administrative agent (in such capacity, together with its successors and assigns, “Administrative Agent”). Reference is made to the Credit Agreement and Guaranty, dated as of February 11, 2019 (as amended by Amendment No. 1 to Credit Agreement and Guaranty, dated as of May 3, 2019, and as subsequently amended or otherwise modified, the “Credit Agreement”), among the Borrower, the Guarantors party thereto, the Lenders party thereto and the Administrative Agent. Capitalized terms used herein without definition shall have the same meanings as set forth in the Credit Agreement, as amended by this Amendment.

RECITALS

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend the Credit Agreement in order to, among other things, (i) extend the Maturity Date for the Loans, and (ii) provide an additional tranche of senior, secured, delayed-draw term loans in an aggregate principal amount of $15,000,000; and

WHEREAS, subject to the terms and conditions hereof, the Lenders party hereto and the Administrative Agent are willing to agree to such amendments and other modifications set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.    AMENDMENTS.

A.          Each of the following definitions in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Borrowing” means, as the context may require, (i) the borrowing of the Initial Loan on the Closing Date, (ii) the borrowing of the Delayed Draw Loan on the Delayed Draw Date, (iii) the borrowing of the Tranche 3 Loan on the Tranche 3 Borrowing Date, or (iv) the borrowing of the Tranche 4 Loan on the Tranche 4 Borrowing Date.

“Borrowing Date” means, as the context may require, (i) with respect to the Initial Loan, the Closing Date, (ii) with respect to the Delayed Draw Loan, the Delayed Draw Date, (iii) with respect to the Tranche 3 Loan, the Tranche 3 Borrowing Date, and (iv) with respect to the Tranche 4 Loan, the Tranche 4 Borrowing Date.

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Loans to the Borrower in accordance with the terms and conditions of this Agreement, which commitment is in the amount set forth opposite such Lender’s name on Schedule 1 under the caption “Commitment”, as such Schedule may be amended from time to time pursuant to an Assignment and Assumption or otherwise. The aggregate Commitment amount (cumulative since the Closing Date) on the Amendment No. 2 Effective Date equals $100,000,000.

“Loan Documents” means, collectively, this Agreement, the Notes, the Security Documents, each Borrower Warrant, the Fee Letter, any Guarantee Assumption Agreement, the Intercompany Subordination Agreement, the Intercreditor Agreement and any other subordination agreement, intercreditor agreement or other present or future document, instrument, agreement, certificate or other amendment, waiver or modification of a Loan Document delivered to the Administrative Agent or any Lender in connection with this Agreement or any of the other Loan Documents, in each case, as amended or otherwise modified.

“Maturity Date” means the earliest to occur of (x) March 1, 2024 and (y) the acceleration of the Obligations pursuant to Section 11.02.

“Prepayment Premium” means with respect to any prepayment of any outstanding principal amount of the Loans pursuant to Section 3.03(a) or (b) occurring (i) on or prior to December 31, 2021, an amount equal to five percent (5.0%) of the aggregate outstanding principal amount of the Loans being prepaid; (ii) at any time after December 31, 2021 and on or prior to December 31, 2022, an amount equal to two percent (2.0%) of the aggregate outstanding principal amount of the Loans being prepaid; (iii) at any time after December 31, 2022 and on or prior to December 31, 2023, an amount equal to four percent (4.0%) of the aggregate outstanding principal amount of the Loans being prepaid; and (iv) at any time thereafter and prior to the Maturity Date, an amount equal to five percent (5.0%) of the aggregate outstanding principal amount of the Loans being prepaid.

“Warrant Obligations” means all Obligations of Borrower arising out of, under or in connection with the Borrower Warrants.

B.           The following new definitions are added to Section 1.01 of the Credit Agreement in appropriate alphabetical order:

“Amendment No. 2” means Amendment No. 2 to Credit Agreement and Guaranty, dated as of December 8, 2020, among the Borrower, the Lenders party thereto and the Administrative Agent.

“Amendment No. 2 Effective Date” means December 8, 2020.

“Biotest Indebtedness” means indebtedness arising under that certain Subordinated Loan Agreement, dated as of June 6, 2017, by and between Biotest AG (as assignee of Biotest Pharmaceuticals Corporation), ADMA Biomanufacturing, LLC and the Borrower, as amended from time to time.

“Borrower Warrants” means, collectively, the Warrant, the Tranche 3 Warrant, the Tranche 4 Warrant, and any other warrants exercisable into Equity Interests of the Borrower delivered pursuant to or in connection with this agreement, and any replacements, substitutions, or similar modifications or amendments thereto.

“Tranche 4 Borrowing Date Certificate” has the meaning set forth in Section 6.04(c).

“Tranche 4 Borrowing Date” means the Business Day on which the Tranche 4 Loan is made hereunder, which shall be (x) no sooner than the date on which each of the conditions precedent set forth in Section 6.04 shall have been satisfied and (y) no later than December 31, 2020.

“Tranche 4 Loan” means the term loan made by the Lenders on the Tranche 4 Borrowing Date in an aggregate principal amount not to exceed $15,000,000.

“Tranche 4 Warrant” means that certain Borrower Warrant, dated as of December 8, 2020 and delivered pursuant to Section 6.04(e), as amended, replaced or otherwise modified pursuant to the terms thereof.

C.          Section 2.01 of the Credit Agreement is hereby amended by (1) re-designating clauses (d) and (e) as clauses (e) and (f), respectively, and (2) adding a new clause (d) to read as follows:

(c)        On the terms and subject to the conditions of this Agreement, the Lenders agree to make the Tranche 4 Loan to the Borrower in a single Borrowing on the Tranche 4 Borrowing Date, in a principal amount equal to such Lender’s Proportionate Share of $15,000,000; provided that, after the Tranche 4 Borrowing Date, each Lender’s Commitment with respect to the Tranche 4 Loan shall automatically terminate.

D.          Section 2.02 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Borrowing Procedures. The Borrower shall deliver to the Administrative Agent an irrevocable Borrowing Notice (x) for the Borrowing of the Initial Loan, at least three (3) (but not more than five (5)) Business Days prior to the Closing Date and (y) for the Borrowing of any of the Delayed Draw Loan, the Tranche 3 Loan or the Tranche 4 Loan, at least five (5) Business Days prior to the proposed Borrowing Date therefor (which notice, if received by the Administrative Agent on a day that is not a Business Day or after 10:00 A.M. (Eastern time) on a Business Day, shall be deemed to have been delivered on the next Business Day).

E.           Section 3.02(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

Interest Payment Dates. Accrued interest on the Loans shall be payable in cash, in arrears, on each Payment Date, and upon the payment or prepayment of the Loans (on the principal amount being so paid or prepaid); provided that interest payable at the Default Rate, or any accrued interest not paid on or before the Maturity Date, shall also be payable from time to time on demand by the Administrative Agent until paid in full in cash.

F.           Section 6 of the Credit Agreement is hereby amended by adding a new Section 6.04 to read as follows:

6.04        Conditions to the Borrowing of the Tranche 4 Loan. The obligation of each Lender to make its Tranche 4 Loan on the Tranche 4 Borrowing Date shall be subject to the (i) prior making of each of the Initial Loan on the Closing Date, the Delayed Draw Loan on the Delayed Draw Date and the Tranche 3 Loan on the Tranche 3 Borrowing Date, (ii) the delivery of a Borrowing Notice as required pursuant to Section 2.02(a), and (iii) the prior or concurrent satisfaction of each of the conditions precedent set forth below in this Section 6.04.

(a)        Secretary’s Certificate, Etc. The Administrative Agent shall have received from each Obligor (x) a copy of a good standing certificate, dated a date reasonably close to the Tranche 4 Borrowing Date, for each such Person and (y) a certificate, dated as of the Tranche 4 Borrowing Date, duly executed and delivered by such Person’s secretary or assistant secretary, managing member, general partner or equivalent, as to:

(i)        resolutions of each such Person’s Board then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by such Person and the Transactions (or confirming that the resolutions executed on the Tranche 3 Borrowing Date remain in effect);

(ii)       the incumbency and signatures of each Responsible Officer authorized to execute and deliver each Loan Document to be executed by such Person (or confirming that the incumbency and signatures executed on the Tranche 3 Borrowing Date remain in effect); and

(iii)       the full force and validity of each Organic Document of such Person and copies thereof (or confirming that the Organic Documents certified to as of the Tranche 3 Borrowing Date remain in effect);

upon which certificates shall be in form and substance reasonably satisfactory to the Administrative Agent and upon which the Administrative Agent and the Lenders may conclusively rely until they shall have received a further certificate of the secretary, assistant secretary, managing member, general partner or equivalent of any such Person cancelling or amending the prior certificate of such Person.

(b)        Information Certificate. The Administrative Agent shall have received a fully completed Information Certificate in form and substance reasonably satisfactory to the Administrative Agent, dated as of the Tranche 4 Borrowing Date, duly executed and delivered by a Responsible Officer of the Borrower. All documents and agreements required to be appended to the Information Certificate, shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, shall have been executed and delivered by the requisite parties and shall be in full force and effect.

(c)       Tranche 4 Borrowing Date Certificate. The following statements shall be true and correct, and the Administrative Agent shall have received a certificate, dated as of the Tranche 4 Borrowing Date and in form and substance reasonably satisfactory to the Administrative Agent (the “Tranche 4 Borrowing Date Certificate”), duly executed and delivered by a Responsible Officer of the Borrower, certifying that: (i) both immediately before and after giving effect to the Borrowing on the Tranche 4 Borrowing Date, (x) the representations and warranties set forth in each Loan Document that are qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct, (y) the representations and warranties set forth in each Loan Document that are not qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all material respects, and (z) no Default has occurred and is continuing, or could reasonably be expected to result from the making of the Loans being advanced, or the consummation of any Transactions contemplated to occur, on the Tranche 4 Borrowing Date, (ii) no Material Adverse Change shall have occurred since December 31, 2018, and (iii) all of the conditions set forth in this Section 6.04 have been satisfied (except to the extent waived in writing by the Administrative Agent). All documents and agreements required to be appended to the Tranche 4 Borrowing Date Certificate, if any, shall be in form and substance reasonably satisfactory to the Administrative Agent, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.

(d)       Delivery of Notes. The Administrative Agent shall have received for each Lender a Note evidencing such Lender’s Tranche 4 Loan duly executed and delivered by a Responsible Officer of the Borrower.

(e)       Delivery of Tranche 4 Warrant. The Administrative Agent shall have received fully executed counterparts of the Tranche 4 Warrant.

(f)       Payoff of Biotest Indebtedness. The Administrative Agent shall have received evidence reasonably satisfactory to it that substantially simultaneously with the Borrowing of the Tranche 4 Loan, the Biotest Indebtedness, together with all accrued and unpaid interest and fees, costs and expenses, shall have been indefeasibly paid in full, and the Administrative Agent shall have received executed payoff letters, in form and substance reasonably satisfactory to the Administrative Agent, evidencing such indefeasible payment in full of the Biotest Indebtedness, all documentation and obligations with respect to the Biotest Indebtedness shall have been permanently terminated or cancelled, and all Liens, if any, securing the Biotest Indebtedness shall have been terminated and released.

(g)       Opinions of Counsel. The Administrative Agent shall have received one or more opinions, dated the Tranche 4 Borrowing Date and addressed to the Administrative Agent and the Lenders, from independent legal counsel to the Borrower and the other Obligors, in form and substance reasonably acceptable to the Administrative Agent.

(h)       Fees, Expenses, Etc. The Administrative Agent shall have received (i) for the account of each of the Lenders, each of the fees payable pursuant to Section 3.D. of Amendment No. 2 and (ii) for its account and the account of each Lender, all other fees, costs and expenses (including legal fees and expenses of Morrison & Foerster LLP) due and payable pursuant to Section 14.03.

G.          Schedule 1 to the Credit Agreement is hereby amended and restated in its entirety as Exhibit A hereto.

SECTION 2.    ACKNOWLEDGEMENT, AGREEMENT AND CONSENT AND REPRESENTATIONS AND WARRANTIES.

A.          Each Obligor confirms and agrees that, notwithstanding the effectiveness of this Amendment, the obligations of such Obligor under each Loan Documents to which such Obligor is a party shall not be impaired and each Loan Document to which such Obligor is a party is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects.

B.           Each Obligor hereby acknowledges and agrees that the Guaranteed Obligations will include all Obligations under, and as defined in, the Credit Agreement as amended by this Amendment.

C.          Each Subsidiary Guarantor acknowledges and agrees that (i) notwithstanding the conditions to effectiveness set forth in this Amendment, such Subsidiary Guarantor is not required by the terms of the Credit Agreement or any other Loan Document to consent to the amendments to the Credit Agreement effected pursuant to this Amendment and (ii) nothing in the Credit Agreement, this Amendment or any other Loan Document shall be deemed to require the consent of such Subsidiary Guarantor to any future amendments to the Credit Agreement.

D.          In order to induce the Administrative Agent and the Lenders to enter into this Amendment, each Obligor represents and warrants to the Administrative Agent and the Lenders that the following statements are true, correct and complete:

(i)     such Obligor has full power, authority and legal right to enter into this Amendment and each new Loan Document contemplated hereby and to perform its obligations under this Amendment, the Credit Agreement as amended hereby, each such new Loan Document and each existing Loan Document as amended hereby;

(ii)  the transactions contemplated by this Amendment are within such Obligor’s corporate powers and have been duly authorized by all necessary corporate and, if required, by all necessary holders of Equity Interests. This Amendment, the Credit Agreement and each other existing Loan Document as amended hereby, and each new Loan Document entered into and delivered pursuant hereto or thereto has been duly executed and delivered by such Obligor and constitutes a legal, valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(iii)            none of the transactions contemplated by this Amendment (1) requires any Governmental Approval of, registration or filing with, or any other action by, any Governmental Authority or any other Person, except for such as have been obtained or made and are in full force and effect, (2) will violate (x) any Law, (y) any Organic Document of any Obligor or any of its Subsidiaries or (z) any order of any Governmental Authority,, (3) will violate or result in a default under any Material Agreement binding upon any Obligor or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (4) will result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of such Obligor or any of its Subsidiaries; and

(iv) both immediately before and after giving effect to this Amendment, (x) the representations and warranties set forth in this Amendment and each other Loan Document (including the Credit Agreement as amended hereby and each new Loan Document entered into in connection herewith) that are qualified by materiality, Material Adverse Effect or the like shall, in each case, be true and correct, (y) the representations and warranties set forth in this Amendment and each other such Loan Document that are not qualified by materiality, Material Adverse Effect or the like shall, in each case, be true and correct in all material respects and (z) no Default shall have then occurred and be continuing, or would result from this Amendment or the transaction contemplated hereby.

SECTION 3.    CONDITIONS TO EFFECTIVENESS. This Amendment shall become effective only upon the satisfaction of the following conditions precedent (the date of satisfaction of such conditions being referred to as the “Amendment Effective Date”):

A.          The Obligors, the Administrative Agent and the Lenders shall have indicated their consent to this Amendment by the execution and delivery of the signature pages hereto to the Administrative Agent.

B.           The Tranche 4 Borrowing Date shall have occurred and all conditions precedent thereto (as set forth in the Credit Agreement, as amended hereby) shall have been satisfied.

C.          The Lenders shall have received (i) an officer’s certificate of each Obligor, either confirming that (x) there have been no changes to its Organic Documents since the Amendment No. 1 Effective Date, or if there have been changes to its Organic Documents since such date, certifying as to such changes and providing copies of its Organic Documents as in effect on the Amendment Effective Date, and (y) (1) the representations and warranties set forth in this Amendment and each other Loan Document (including the Credit Agreement both immediately before and after giving effect to this Amendment and each new Loan Document required to be delivered in connection herewith) that are qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct, (2) the representations and warranties set forth in this Amendment and each other such Loan Document (including the Credit Agreement both immediately before and after giving effect to this Amendment and each new Loan Document required to be delivered in connection herewith) that are not qualified by materiality, Material Adverse Effect or the like are, in each case, true and correct in all material respects and (3) no Default has occurred and is continuing, or would result from this Amendment or the transaction contemplated hereby, (ii) copies of resolutions of each Obligor’s Board then in full force and effect authorizing the execution, delivery and performance of this Amendment certified by a Responsible Officer of such Obligor, (iii) a copy of a good standing certificate of each Obligor dated a date reasonably close to the Amendment Effective Date, and (iv) an incumbency certificate from each Obligor.

D.          The Administrative Agent shall have received (i) for the account of each of the Lenders, a delayed draw fee in the amount equal to (x) the original principal amount of the Tranche 4 Loan made on the Tranche 4 Borrowing Date multiplied by (y) 1.0%, (ii) for the account of the Lenders, an amendment fee in an amount equal to $637,500 and (iii) all other fees, costs and expenses (including legal fees and expenses of Morrison & Foerster LLP) due and payable pursuant to Section 14.03 of the Credit Agreement (as amended hereby).

SECTION 4.    MISCELLANEOUS

A.          Reference to and Effect on the Loan Documents.

(i)       On and after the Amendment Effective Date, each reference in the Credit Agreement or any Loan Document (other than this Amendment) to the “Credit Agreement” shall mean and be a reference to the Credit Agreement as amended by this Amendment.

(ii)              Except as expressly amended by this Amendment, all of the representations, warranties, terms, covenants, conditions and other provisions of the Loan Documents shall remain unchanged and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The amendments, consents and modifications set forth herein shall be limited precisely as provided for herein to the provisions expressly amended herein or otherwise modified or consented to hereby and shall not be deemed to be an amendment to, waiver of, consent to or modification of any other term or provision of the Credit Agreement or any other Loan Document or of any transaction or further or future action on the part of any Obligor which would require the consent of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document.

(iii)            The execution, delivery and performance of this Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under any Loan Document or applicable Law.

(iv)             This Amendment shall constitute a Loan Document.

B.           Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Amendment.

C.          Governing Law. This Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of New York, without regard to principles of conflicts of laws that would result in the application of the laws of any other jurisdiction; provided that Section 5-1401 of the New York General Obligations Law shall apply.

D.          Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed signature page of this Amendment by facsimile transmission or electronic transmission (in PDF format) shall be effective as delivery of a manually executed counterpart hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:

ADMA BIOLOGICS, INC.

By	/s/ Brian Lenz
Name: Brian Lenz
Title: Executive Vice President, Chief Financial Officer and Secretary

SUBSIDIARY GUARANTORS:

ADMA BIOCENTERS GEORGIA INC.

By	/s/ Brian Lenz
Name: Brian Lenz
Title: Vice President and Chief Financial Officer

ADMA BIOMANUFACTURING, LLC

By	/s/ Brian Lenz
Name: Brian Lenz
Title: Vice President and Chief Financial Officer

ADMA PLASMA BIOLOGICS, INC.

By	/s/ Brian Lenz
Name: Brian Lenz
Title: Vice President and Chief Financial Officer

PERCEPTIVE CREDIT HOLDINGS II, LP, as

Administrative Agent and Lender

By Perceptive Credit Opportunities GP, LLC, its

general partner

By:	/s/ Sandeep Dixit
Name: Sandeep Dixit
Title: Chief Credit Officer

By:	/s/ Sam Chawla
Name: Sam Chawla
Title: Portfolio Manager

Exhibit A

Schedule 1
to Credit Agreement

Commitments

Lender	Commitment	Proportionate Share
Perceptive Credit Holdings II, LP	$100,000,000	100%
TOTAL	$100,000,000	100%